As filed with the Securities and Exchange Commission on December 21, 2015
Registration No. 333-159581
___________________________________________________________________________________________________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S‑8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
___________________

PRECISION CASTPARTS CORP.
(Exact name of issuer as specified in charter)
___________________

Oregon	93‑0460598
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

4650 SW Macadam Avenue, Suite 400
Portland, Oregon	97239-4254
(Address of principal executive offices)	(Zip Code)
___________________

Executive Deferred Compensation Plan
Nonemployee Directors’ Deferred Compensation Plan
Deferred Compensation Plan
(Full title of the plans)
_______________________

Shawn R. Hagel
Executive Vice President and Chief Financial Officer
Precision Castparts Corp.
4650 SW Macadam Avenue, Suite 400
Portland, Oregon 97239-4254
(Name and address of agent for service)

Telephone number, including area code, of agent for service:
(503) 417-4800
___________________

Copy to:
Stuart W. Chestler
Stoel Rives LLP
900 SW Fifth Avenue, Suite 2600
Portland, Oregon 97204-1268
___________________
Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☒           Accelerated filer ☐
Non-accelerated filer ☐            Smaller reporting company ☐

EXPLANATORY NOTE
On December 14, 2015, the Compensation Committee of the Board of Directors of Precision Castparts Corp. (the “Company”) approved a new Deferred Compensation Plan (the “DCP”) to replace the Executive Deferred Compensation Plan (the “EDCP”) as the vehicle for the ongoing offering to selected Company employees of the opportunity to defer compensation. As originally filed, this Registration Statement on Form S-8 covered sales of deferred compensation obligations to employees pursuant to the EDCP. On and after December 14, 2015, Company employees may no longer elect to defer compensation under the EDCP (although compensation will continue to be deferred under the terms of prior deferral elections under the EDCP), and all new deferral elections under the ongoing offering covered by this Registration Statement will be made pursuant to the DCP. Accordingly, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 is being filed solely for the purpose of adding the DCP as a plan pursuant to which deferred compensation obligations may be sold in the ongoing offering covered by this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents By Reference.

The following documents filed by Precision Castparts Corp. (the “Company”) with the Securities and Exchange Commission are incorporated herein by reference:

(a)    The Company's latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933 that contains audited financial statements for the Company's latest fiscal year for which such statements have been filed.

(b)    All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the annual report or prospectus referred to in (a) above.

(c)    The description of the authorized capital stock of the Company contained in the Company's registration statement filed under Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating the description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a) and (c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post‑effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Item 4. Description of Securities.

The securities registered hereunder are Company Common Stock and deferred compensation obligations of the Company under the Company’s Executive Deferred Compensation Plan, Nonemployee Directors’ Deferred Compensation Plan and Deferred Compensation Plan (the “Plans”). These securities represent the contractual obligations of the Company to pay or distribute when due to participants in the Plans cash or shares of Company Common Stock with respect to amounts deferred in accordance with the terms of the Plans. The right of each participant in the Plans is that of a general, unsecured creditor of the Company. A participant’s interest under the Plans may not be sold, transferred, pledged or otherwise encumbered.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

The Restated Articles of Incorporation (“Articles”) of the Company contain a provision that eliminates the personal liability of a director to the Company and its shareholders for monetary damages for conduct as a director, except to the extent not permitted by the Oregon Business Corporation Act (the “Act”). If a director were to breach the duty of care in performing his or her duties as a director, neither the Company nor its shareholders could recover monetary damages from the director, and the only course of action available to the shareholders would be equitable remedies, such as an action to enjoin or rescind a transaction involving a breach of duty. To the extent certain claims against directors are limited to equitable remedies, this provision may reduce the likelihood of derivative litigation and may discourage shareholders or management from initiating litigation against directors for breach of their duty. Additionally, equitable remedies may not be effective in many situations. If a shareholder’s only remedy is to enjoin the completion of the board’s action, this remedy would be ineffective if the shareholder does not become aware of a transaction or event until after it has been completed. In such a situation, it is possible that the shareholders and the Company would have no effective remedy against the directors. Under the Articles, liability for monetary damages remains for (i) any breach of the duty of loyalty to the Company or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of an improper dividend or improper repurchase or redemption of the Company’s stock under Section 60.367 of the Act, or (iv) any transaction from which the director derived an improper personal benefit.
The Articles also authorize indemnification of current or former directors or officers to the fullest extent permitted by law. In addition, the Company has entered into indemnity agreements with certain of its officers and directors. The Company’s Bylaws require indemnification of officers and directors to the fullest extent permitted by the Act. The effects of the Articles, the Bylaws, the Act, and the indemnity agreements (the “Indemnification Provisions”) are summarized as follows:
(a)    The Indemnification Provisions grant a right of indemnification in respect of any action, suit or proceeding (other than an action by or in the right of the Company) against expenses (including attorney fees), judgments, fines and amounts paid in settlement actually and reasonably incurred, if the person concerned acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, was not adjudged liable on the basis of receipt of an improper personal benefit and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The termination of an action, suit or proceeding by judgment, order, settlement, conviction or plea of nolo contendere does not, of itself, create a presumption that the person did not meet the required standards of conduct.

(b)    The Indemnification Provisions grant a right of indemnification in respect of any action or suit by or in the right of the Company against the expenses (including attorney fees) actually and reasonably incurred if the person concerned acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, except that no right of indemnification will be granted if the person is adjudged to be liable to the Company.
(c)    Every person who has been wholly successful on the merits of a controversy described in (a) or (b) above is entitled to indemnification as a matter of right.
(d)    Because the limits of permissible indemnification under Oregon law are not clearly defined, the Indemnification Provisions may provide indemnification broader than that described in (a) and (b).
(e)    The Company may advance to a director or officer the expenses incurred in defending any action, suit or proceeding in advance of its final disposition if the director or officer affirms in good faith that he or she has met the standard of conduct to be entitled to indemnification as described in (a) or (b) above and undertakes to repay any amount advanced if it is determined that the person did not meet the required standard of conduct.
The rights of indemnification described above are not exclusive of any other rights of indemnification to which officers or directors may be entitled under any statute, agreement, vote of shareholders, action of directors or otherwise.
The Company has directors’ and officers’ liability insurance coverage that insures directors and officers of the Company against certain liabilities.
Item 7. Exemption From Registration Claimed.

Not Applicable.

Item 8.   Exhibits.

4.1	Restated Articles of Incorporation of the Company (Incorporated herein by reference to Exhibit 3.1 to the Form 10-K filed May 29, 2014.) (File number 1-10348)

4.2	Bylaws of the Company, as amended (Incorporated herein by reference to Exhibit 3.2 to the Form 8-K filed February 18, 2011.) (File number 1-10348)

5.1	Opinion of Stoel Rives LLP regarding Executive Deferred Compensation Plan and Nonemployee Directors’ Deferred Compensation Plan (previously filed).

5.2	Opinion of Stoel Rives LLP regarding Deferred Compensation Plan.

23.1	Consent of Deloitte & Touche LLP (previously filed).

23.2	Consent of Stoel Rives LLP (previously included in Exhibit 5.1).

23.3	Consent of Stoel Rives LLP (included in Exhibit 5.2).

24.1	Powers of Attorney (previously filed).

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post‑effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post‑effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post‑effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8, and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on this 21st day of December, 2015.

PRECISION CASTPARTS CORP.

By /s/ Shawn R. Hagel
    Shawn R. Hagel
Executive Vice President and
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on December 21, 2015 in the capacities indicated.

Signature                             Title

(1)     Principal Executive Officer:

    */s/ MARK DONEGAN             Chairman and Chief
Mark Donegan                    Executive Officer and Director

(2)    Principal Financial and Accounting Officer:

    /s/ SHAWN R. HAGEL             Executive Vice President and
Shawn R. Hagel                     Chief Financial Officer

(3)    Directors:

*/s/ DON R. GRABER                Director
    Don R. Graber

*/s/ VERNON E. OECHSLE             Director
Vernon E. Oechsle

*/s/ ULRICH SCHMIDT                Director
Ulrich Schmidt

*/s/ LESTER L. LYLES                Director
Lester L. Lyles

*By /s/ Shawn R. Hagel
Shawn R. Hagel, Attorney-In-Fact

EXHIBIT INDEX

Exhibit
Number     Document Description

4.1	Restated Articles of Incorporation of the Company (Incorporated herein by reference to Exhibit 3.1 to the Form 10-K filed May 29, 2014.) (File number 1-10348)

4.2	Bylaws of the Company, as amended (Incorporated herein by reference to Exhibit 3.2 to the Form 8-K filed February 18, 2011.) (File number 1-10348)

5.1	Opinion of Stoel Rives LLP regarding Executive Deferred Compensation Plan and Nonemployee Directors’ Deferred Compensation Plan (previously filed).

5.2	Opinion of Stoel Rives LLP regarding Deferred Compensation Plan.

23.1	Consent of Deloitte & Touche LLP (previously filed).

23.2	Consent of Stoel Rives LLP (previously included in Exhibit 5.1).

23.3	Consent of Stoel Rives LLP (included in Exhibit 5.2).

24.1	Powers of Attorney (previously filed).